Exhibit 99.(a)(1)(F)

FORM OF E-MAIL REMINDER TO ELIGIBLE PARTICIPANTSOF EXPIRATION DATE (DATES MAY CHANGE IF EXPIRATION DATE OF OFFER IS EXTENDED)

May 7, 2009 – Final Week

To Entropic U.S.–based Employees:

This e-mail is intended to serve as a reminder that we are entering the final week of the Offer to Exchange Certain Outstanding Stock Options for Replacement Options (the “Offer” or ‘Exchange Program”). The Offer will expire at 5:00 p.m. (PT) on May 14, 2009, unless the expiration of the Offer is extended.

If you would like to participate in, change or withdraw from the Offer, you must complete and submit the appropriate form (Election Form or Notice of Withdrawal) in accordance with the instructions set forth in the Offer and the appropriate form. Copies of the Offer and related documents, including the Election Form and Notice of Withdrawal, can be obtained on ENTRance, the Company’s intranet, at http://Entrance/ or by contacting Suzanne Zoumaras at suzy.zoumaras@entropic.com or StockAdministration@entropic.com.

The submission of all Election Forms or Notice of Withdrawal forms must be made by the deadline noted above, or the Expiration Date if the expiration of the Offer is extended. We cannot accept late submissions.

This notice also does not constitute an Offer to Exchange. The full terms of the Offer are described in the Schedule TO and accompanying documents which you may access on ENTRance or through the SEC website at www.sec.gov.

If you have any questions about the Offer, please contact the Company’s Stock Administration via e-mail at stockadministration@entropic.com or Suzanne Zoumaras at suzy.zoumaras@entropic.com.

May 14, 2009 — Last Day (Offer Expiration Date)

To Entropic U.S.–based Employees:

This e-mail is intended to serve as a reminder that today is the final day of the Offer to Exchange Certain Outstanding Stock Options for Replacement Options (the “Offer” or ‘Exchange Program”). The Offer will expire at 5:00 p.m. (PT) today, May 14, 2009, unless the expiration of the Offer is extended.

If you would like to participate in, change or withdraw from the Offer, you must complete and submit the appropriate form (Election Form or Notice of Withdrawal) in accordance with the instructions set forth in the Offer and the appropriate form. Copies of the Offer and related documents, including the Election Form and Notice of Withdrawal, can be obtained on ENTRance, the Company’s intranet, at http://Entrance/ or by contacting Suzanne Zoumaras at suzy.zoumaras@entropic.com or StockAdministration@entropic.com.

The submission of all Election Forms or Notice of Withdrawal forms must be made by the deadline noted above, or the Expiration Date if the expiration of the Offer is extended. We cannot accept late submissions.

This notice also does not constitute an Offer to Exchange. The full terms of the Offer are described in the Schedule TO and accompanying documents which you may access on ENTRance or through the SEC website at www.sec.gov.

If you have any questions about the Offer, please contact the Company’s Stock Administration via e-mail at stockadministration@entropic.com or Suzanne Zoumaras at suzy.zoumaras@entropic.com.